UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2009

Shiloh Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21964	51-0347683
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

880 Steel Drive, Valley City, Ohio 44280

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

(330) 558-2600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2009 Shiloh Industries, Inc., a Delaware corporation (“the Company”) entered into a Change in Control Severance Agreement (the “Agreement”) with Kevin P. Bagby (“the Executive”).

The Board of Directors of the Company determined that it is in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication of Mr. Bagby notwithstanding the possibility or occurrence of a Change in Control (as defined in the Agreement) of the Company by diminishing the inevitable distraction of Mr. Bagby by virtue of the personal uncertainties and risks created by a potential and possible Change in Control and encouraging Mr. Bagby’s full attention and dedication to the Company currently and in the event of any Change in Control. The Company is not currently aware of any potential or actual change in control.

Under the Agreement, upon a Change in Control of the Company, Mr. Bagby will be entitled to a Change in Control payment of $990,000 and accrued but unpaid salary and bonus for any completed performance period but not yet paid, a pro-rated portion of his target bonus for the fiscal year in which the Change in Control occurred and any earned, unused vacation. A Change in Control will not affect any rights that Mr. Bagby may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing for benefits, which rights will be governed by the terms thereof. Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all equity incentive awards held by Mr. Bagby will become fully vested and all stock options held will become fully exercisable. In addition, the Company shall either (i) maintain Mr. Bagby’s health care coverage at a level of benefit equal to or better than the level of benefit he enjoyed immediately prior to the Change in Control, or (ii) if his employment with the Company is terminated for any reason during the 18-month period following a Change in Control, reimburse the Executive for the full cost of any group health continuation coverage that the Company is otherwise required to offer COBRA until the earlier of the date that (A) he becomes covered by comparable health coverage offered by another employer, or (B) is eighteen months after the payment date of the Change in Control payment. The Agreement also provides if Mr. Bagby would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code then the Executive shall be entitled to receive an additional payment in an amount that shall fund the payment by Mr. Bagby of any excise tax on the total payments as well as all income taxes imposed on the excise tax restoration payment, any excise tax imposed on the excise tax restoration payment and any interest or penalties imposed with respect to taxes on the excise tax restoration payment or any excise tax.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.: 10.1

The Change in Control Severance Agreement dated December 16, 2009, between the Company and Kevin P. Bagby.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2009	SHILOH INDUSTRIES, INC.

	By:	/s/ Kevin Bagby
	Name:	Kevin Bagby
	Title:	Vice President Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	The Change in Control Severance Agreement dated December 16, 2009, between the Company and Kevin P. Bagby.